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                                                                    Exhibit 77M

ITEM 77M/77Q1(G) - MERGERS:

The series of Columbia Acorn Trust listed in the table below in the column captioned "Acquiring Fund" (the "Acquiring Fund") became the surviving entity in a reorganization (the "Reorganization") with the two series of RiverSource International Managers Series, Inc. listed next to it under the column of the table below captioned "Acquired Fund" (the "Acquired Fund"):

                   ACQUIRED FUNDS                             ACQUIRING FUND
                   --------------                             --------------
RiverSource Partners International Select Growth Fund  Columbia Acorn International
RiverSource Partners International Small Cap Fund

In November 2010, the Board of Directors of RiverSource International Managers Series, Inc. and in May 11, 2011, the Board of Trustees of Columbia Acorn Trust each approved an agreement and plan of reorganization (the "Agreement and Plan") providing for the sale of all of the assets of the Acquired Funds to, and the assumption of all of the liabilities and obligations of the Acquired Funds by, the Acquiring Fund, in complete liquidation of the Acquired Funds. At a special meeting of shareholders held on April 27, 2011, shareholders of RiverSource Partners International Small Cap Fund and shareholders of RiverSource Partners International Select Growth Fund approved the Agreement and Plan with respect to the Reorganization.

Effective on August 12, 2011, the Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of the Acquired Funds in complete liquidation of the Acquired Funds. Shareholders of each class of shares of the Acquired Funds received shares of the corresponding share class of the Acquiring Fund in accordance with the Agreement and Plan.

The registration statement of Columbia Acorn Trust on behalf of Columbia Acorn International, on Form N-14, which was filed with the Securities and Exchange Commission on November 16, 2010 (ACCESSION NO. 0001193125-10-261888) is incorporated by reference, including without limitation the Agreement and Plan filed as Exhibit (4) to the registration statement and the applicable prospectus/proxy statement describing the applicable Reorganization.